Exhibit 99.1

News Release

ASCENA RETAIL GROUP, INC. ANNOUNCES $200 MILLION

STOCK REPURCHASE PROGRAM AUTHORIZATION

MAHWAH, NJ – December 15, 2015 – ascena retail group, inc. (NASDAQ – ASNA) (the “Company”) today announced that its Board of Directors has authorized a $200 million stock repurchase program. Purchases made under this program are authorized to be made by the Company from time to time when market conditions warrant, subject to any approvals required under the Company’s existing loan documents. The program authorizes the purchase of ascena common stock through open market purchases and/or privately negotiated transactions, and is subject to applicable SEC rules. This program replaces the existing stock repurchase program amended in Fiscal 2011, which had a remaining authorization of approximately $90 million. This stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.

David Jaffe, President and Chief Executive Officer commented, “This new authorization demonstrates our Board’s confidence in ascena’s operating model and expected cash flows, and creates additional flexibility to enhance stockholder value. We remain focused on commitments we’ve made to the rating agencies and our debt holders to de-lever our balance sheet, and will act in an opportunistic manner with excess cash.”

About ascena retail group, inc.

ascena retail group, inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. ascena retail group, inc. operates through its subsidiaries approximately 4,900 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.